LightPath Technologies Receives Cubic Defense Systems 2011 Supplier Performance Award

LightPath is ranked Superior by Cubic Defense in their 2011 Supplier Performance Award Program

ORLANDO, Fla., March 26, 2012 /PRNewswire/ -- LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of precision molded glass aspheric optics, Black Diamond™infrared aspheres, GRADIUM® glass products and high performance fiber-optic beam delivery systems, is pleased to announce that it has been presented with the Cubic Defense Systems Supplier Award for 2011 and has been given a rating of 'Superior' – the highest rating that Cubic awards its suppliers. The Cubic Defense Systems award recognizes companies that have performed particularly well in manufacturing and supplying products or services over the past year – especially in terms of quality, pricing, reliability, technology, and continuous improvement. The Cubic Defense Systems Supplier Award goes to outstanding suppliers who play a key role in Cubic's success and work with Cubic on the ongoing further development and improvement of products and manufacturing processes. This is the second consecutive year that LightPath has earned this quality award from Cubic Defense.

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"Our team has worked hard to achieve and maintain our product and service quality and is proud to be the recipient of this award and to support our customers and in particular Cubic Defense," commented Debra Woodford, LightPath Quality Manager.

"This is the second consecutive year we've received the Supplier Award from Cubic. I believe it's a testament to our product quality and service to our customers. Working so closely with a partner like Cubic Defense has helped us optimize our efficiency and quality to become a true leader in high-performance optics for defense applications. We continuously work to improve our performance and it is an honor to receive this high level of recognition from our customer," stated Jim Gaynor, LightPath's CEO.

LightPath manufactures optical products including precision molded glass aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, optical assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol "LPTH."

Contacts:	Brian Soller, Vice President, Business Development
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.